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JANUARY 15, 1997
                               RE: B. G. MOYNAHAN
                        RELEASE AND SEPARATION AGREEMENT


Dear Pete:

This is to confirm our discussions regarding the terms of your separation from employment with C. Brewer Homes ("Company"). The Board certainly recognizes and appreciates the contributions you have made to C. Brewer and C. Brewer Homes and we wish you well in your future endeavors. To avoid any disputes or misunderstandings which may arise from your employment and expiration of your contract with the Company, and to protect the interests of both parties, we have mutually agreed to the following terms:

1. LAST DAY OF ACTIVE SERVICE. Your last day of active service as President and Chief Executive Officer with the Company will be December 31, 1996. However, to assist with the transitional issues with a new Chief Executive Officer, the Company will enter into a consulting agreement with you which is attached as Exhibit A. Additionally, you and I will develop a mutually agreeable reference statement which the Chairman and Board members will utilize in the event of future reference calls from potential employers. The separation will be characterized to the public as set forth in the Press Release which was issued on December 27, 1996.

2. VACATION. Your vacation amount of $57,692.28 for your accrued vacation through December 31, 1996 will be paid within seven (7) days of the execution of this agreement. This amount represents four weeks of current vacation, four weeks of accumulated vacation, and four weeks of carry forward of unused vacation from 1996.

3.   CONSIDERATION.

     a. Consulting Fee - in lieu of severance benefits under any Company plan or policy, you will be paid a Consulting Fee in accord with the provisions of the Consulting Agreement (Exhibit A attached).

     b. Outplacement and Business Development Expenses - You will receive up to an additional $15,000 for approved outplacement and new business development related expenses. Such expenses would include outplacement counseling, travel to an interview site (travel expenses to be consistent with the C. Brewer Homes Travel Expense Reimbursement Policy) and communications expenses (such as telephone and fax expense) and new business development and professional advisory services. You will submit your expense reimbursement request to the Company's Chief Financial Officer with appropriate documentation.
          This provision is applicable through January 15, 1998 and your entitlement to any unused funds shall thereafter lapse.

     c. Secretarial Assistance - In addition to the outplacement and new business development expense reimbursement, in order to assist you with your initial outplacement and new business development communications efforts, the Company will provide reasonable secretarial assistance (for outplacement and new business development related correspondence) for a six month period expiring July 15, 1997.

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4.   PERFORMANCE OF DUTIES.  Your duties, responsibilities and authority as
     President and Chief Executive Officer of C. Brewer Homes will cease at December 31, 1996. You will use your reasonable best efforts to coordinate any steps necessary to effect a smooth transition.

5. RETURN OF PROPERTY. On or before January 31, 1997, you will turn over to the Company our keys and other Company materials, records, supplies or equipment you may have in your possession subject to an extension as granted by the Company's Chief Financial Officer.

6. CONTINUATION OF HEALTH CARE BENEFITS. As part of the Consulting Agreement, the Company will continue your present health care (medical and dental) insurance coverage until December 31, 1999 or the date you secure reasonably equivalent alternate coverage, whichever is earlier. The Company will contribute the same premium share for this insurance coverage as it would for an active salaried employee. You must contribute your portion of the premium to be eligible for this provision. Commencing January 1, 2000, if reasonably equivalent alternative coverage is not available, you may elect to continue medical and/or dental coverage under the Company's medical and dental plans, at your own expense for a period of 18 months.

7. DEFINED CONTRIBUTION BENEFITS. You will cease to be an eligible active participant in the Company's Defined Contribution Plan after December 31, 1996. You will be eligible for any contributions under that plan for your eligible service under the terms of that Plan.

8. DEFERRED COMPENSATION PAYOUT. Consultant shall be paid $33,607.03 in deferred compensation within seven (7) days of the execution of this agreement.

9. EXECUTIVE LIFE INSURANCE. This Company will make no further payment for the coverage under that Plan after December 31, 1996. Since you own the Policy you may continue it or terminate it according to the specific policy provisions.

10.  OTHER BENEFITS/STOCK OPTIONS.

     a. Your coverage under the other insurance plans (group life, AD&D, travel accident, etc.) will expire as of December 31, 1996. Some have conversion features which will be communicated to you by the C. Brewer Human Resources Department.

     b. Tax preparation services for the year 1996 will be provided up to a maximum cost of $2,500.

     c. Any normal reimbursable business expense, as customarily determined under the Company's expense reimbursement policy, incurred before December 31, 1996, will be paid within fourteen days following the receipt of the expense form by the Company.

     d. Subject to the explicit terms of the C. Brewer Homes, Inc. 1993 Stock Option/Stock Issuance Plan ("Plan") and your expiring Employment Agreement, you may exercise any vested shares in accordance with the Plan. Notwithstanding the foregoing, you shall receive the option for 82,500 shares which should have been issued on December 14, 1995 for which you shall be twenty (20%) vested as of December 14,


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          1996 and everything else in connection with this stock option issuance shall be in accordance with the Plan. In the event you exercise any of the above options and you sell the shares associated with such options, you agree to market those shares in a reasonable and orderly manner.

11. RELEASE OF CLAIMS. In consideration of the above paragraphs, you hereby release the Company and its directors, officers, employees, and agents from any and all claims (including, but not limited to, claims for personal injury, distress, breach of contract or for violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Hawaii Civil Rights Commission Act, and the Hawaii Employment Practices Law, H.R.S. Chapter 378) you now have, known or unknown, arising out of your employment with or separation from employment with the Company. This Release of Claims by the you does not apply to any claims which may arise because of breach of this agreement.

     In consideration for the covenants and understandings herein, the Company releases you from any and all claims the Company may have, known or unknown, against you arising out of your employment with or separation from employment with the Company. This Release of Claims by the Company does not apply to any claims which may arise because of breach of this agreement.

12.  CONFIDENTIALITY.   You agree to refrain from disclosing to the general
     public any confidential information about the Company which you acquired while an employee of the Company.

13. DEFENSE OF CLAIMS. You and the Company expressly understand and acknowledge that this Agreement may be pleaded as a defense to, and may be used as the basis for an injunction against any action, suit, administrative or other proceedings which may be instituted, prosecuted or attempted as a result of an alleged breach of this Agreement by either party, or arising out of your employment or separation from the Company.

14. ARBITRATION. You and the Company expressly understand and agree that any disputes arising out of (1) the terms and conditions of this Agreement; (2) your employment or separation of employment with the Company; or (3) any claims which either party contends are not waived and released by the operation of paragraph 11 above shall be subject, absent settlement by the parties, to final and binding arbitration in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association. The Arbitrator, who shall be domiciled in Hawaii, shall be required to abide by the provisions of this Agreement and the policies and practices of the Employer in force as of December 31, 1996, and the Arbitrator shall not modify or alter those provisions and policies.

     In arbitrations under this Agreement, each party shall bear the costs, fees and expenses of presenting its own case, and half of the Arbitrator's fees and administrative expenses, unless otherwise ordered by the Arbitrator.

15. NONADMISSIONS CLAUSE. It is understood and agreed by the parties hereto that this Agreement sets forth the terms of your separation from the Company and that nothing contained herein shall be construed in any other manner.

16. ENTIRE AGREEMENT. This Agreement contains the entire understanding of you and the Company, and fully supersedes any and all prior agreements, negotiations or understandings pertaining to the subject matter of this Agreement. Each of the parties hereto acknowledges that no party or agent of


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     any party has made any promise, representation or warranty whatsoever, either express or implied, not contained in this Agreement concerning the subject matter hereof to induce any other party to execute this Agreement, and each of the parties hereto acknowledge that it has not executed this Agreement, in reliance of any such promises, representations or warranties not specifically contained in this Agreement.

17. REVIEW AND AGREEMENT. We will provide you ample time and opportunity to consider the terms of this Agreement and to consult with an attorney if you choose to do so. If you agree to all the provisions of this Agreement, please return the executed original of this Agreement to me. You shall have twenty-one (21) days from the date you receive this letter within which to sign this Agreement. You shall have seven (7) days from the date you sign the Agreement within to revoke your signature.

18. COOPERATION. All Parties agree to cooperate fully and execute any and all supplementary documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement.


                              C. Brewer Homes, Inc.



                              By /s/J. W.A. Buyers, Chairman
                                 ---------------------------
                                    J. W.A. Buyers, Chairman

                              Date: 01/15/97
                                  --------------------------

Agreed and Accepted


/s/B. G. Moynahan
--------------------
B. G. Moynahan
Date: 01/16/97
    ----------------


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